For Period ended 12/31/02                                             All Series
File Number 811-8672

Sub-Item 77Q3(a)(ii):
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There were no significant  changes in the Registrant's  internal  controls or in other factors that could significantly affect these controls subsequent to the date of the evaluation of Registrant's principal executive officer and principal financial officer referred to in sub-item 77Q3(a)(i).